Results of the Special Shareholder Meeting (unaudited)

A special meeting of the shareholders of the Trust was held on August 17, 2000.

The matters voted on by the shareholders of record as of July 14, 2000 and the results of the shareholders' vote at the August 17, 2000 meetings were as follows:

1. To elect Andrew J. Goodwin, III, Robert A. Korajczyk,
Robert F. Seebeck, Alan L. Zable as Trustees,

			    For		Against		Abstain
Andrew J. Goodwin, III 	384,869		1,131		  4,467
Robert A. Korajczyk	384,788		1,212		  4,467
Robert F. Seebeck	382,678		3,322		  4,467
Alan L. Zable		385,814		186		  4,467

2A. To approve a new Investment Advisory Agreement with Optimum Investment Advisors,

    For		Against		Abstain
362,316		  1,095	 	27,056

2B. To continue the New Investment Agreement with Optimum Investment Advisors, L.P.

    For		Against		     Abstain
362,868		   544		      27,056

3. To ratify the appointment of Ernst & Young as auditors of the Trust for the current fiscal year.

    For		Against		     Abstain
380,253		  2,116		       8,100